Exhibit 99.1

Newtek Business Services Corp. Reports Second Quarter 2020 Financial Results

Company Achieves Record Performance Across Several Key Metrics

Boca Raton, FL – August 5, 2020 - Newtek Business Services Corp. (“Newtek” or the “Company”) (Nasdaq: NEWT), an internally managed business development company (“BDC”), announced today its financial and operating results for the three and six months ended June 30, 2020.

Second Quarter 2020 Financial Highlights

•Total investment income of $46.7 million for the three months ended June 30, 2020; an increase of 230% over total investment income of $14.1 million for the three months ended June 30, 2019.
•Net investment income increased to $29.7 million, or $1.42 per share, for the three months ended June 30, 2020 compared to a net investment income (loss) of $(1.1) million, or $(0.06) per share, for the three months ended June 30, 2019.
•Adjusted net investment income (“ANII”)1 of $28.5 million, or $1.37 per share, for the three months ended June 30, 2020; an increase of 140.4% compared to ANII of $11.0 million, or $0.57 per share, for the three months ended June 30, 2019.
•Net asset value (“NAV”) of $327.4 million, or $15.66 per share, at June 30, 2020; an increase of 4.4% over NAV of $15.00 per share at March 31, 2020, and an increase of 2.2% over NAV of $15.33 per share at June 30, 2019.
•Debt-to-equity ratio of 1.20x at June 30, 2020 compared to debt-to-equity ratio of 1.44x at March 31, 2020.
•Total investment portfolio increased by 13.1% to $648.4 million at June 30, 2020, from $573.5 million at June 30, 2019.

Financial Highlights - Six Months Ended June 30, 2020
•Total investment income of $62.5 million for the six months ended June 30, 2020; an increase of 123.9% over total investment income of $27.9 million for the six months ended June 30, 2019.
•Net investment income increased to $29.5 million, or $1.42 per share, for the six months ended June 30, 2020 compared to a net investment income (loss) of $(2.1) million, or $(0.11) per share, for the six months ended June 30, 2019.
•ANII of $32.8 million, or $1.58 per share, for the six months ended June 30, 2020; an increase of 56.4% on a per share basis over ANII of $19.3 million, or $1.01 per share, for the six months ended June 30, 2019.

Exhibit 99.1
2020 Dividend Payments & Declarations
•The Company paid a second quarter 2020 cash dividend of $0.56 per share on July 31, 2020 to shareholders of record as of July 15, 2020, which represents a 21.7% increase over the second quarter 2019 cash dividend.
•The Company declared a third quarter 2020 cash dividend of $0.582 per share, which is payable on September 30, 2020 to shareholders of record as of September 21, 2020.
•With the payment of the third quarter 2020 dividend, the Company will have paid a total of $1.58 per share for the first three quarters of 2020, which would represent a 9.7% increase over the dividends paid in the first three quarters of 2019 of $1.44 per share.

Second Quarter 2020 Lending Highlights

•Newtek Small Business Finance, LLC (“NSBF”) funded $1.11 billion of U.S. Small Business Administration (“SBA”) Paycheck Protection Program (PPP) loans during the three months ended June 30, 2020.
•NSBF's PPP lending activity contributed to record NII and ANII for the three months ended June 30, 2020.
•NSBF estimates that upwards of 130,000 PPP borrowers' employees were retained with the funding of the $1.11 billion in PPP loans.
•NSBF funded $17.4 million of SBA 7(a) loans during the three months ended June 30, 2020.
•NSBF forecasts funding $150.0 million in SBA 7(a) loans in the second half of 2020.
•NSBF renewed its existing $150.0 million line of credit with Capital One Bank N.A. for a period of three years.

Barry Sloane, Chairman, President and Chief Executive Officer said, “We are extremely pleased to report record financial results across several key metrics for the three- and six-months ended June 30, 2020 given the difficulties in the economy due to the global pandemic. As an organization that has existed for over 22 years, with 20 years as a publicly traded company, we have weathered several difficult economic environments and have always persevered despite challenging circumstances, most recently demonstrated by our record performance for the first half of 2020. The Company recently declared a third quarter 2020 cash dividend of $0.58 per share, payable on September 30, 2020 to shareholders of record as of September 21, 2020. With the payment of the third quarter 2020 dividend, the Company will have paid a total of $1.58 per share for the first three quarters of 2020, which would represent a 9.7% increase over the dividends paid in the first three quarters of 2019 of $1.44 per share.”

Mr. Sloane continued, “Due to the depth and breadth of experience of our lending team and the technological efficiencies in our lending platform, we were able to quickly reposition and adapt our business model to successfully participate in the Paycheck Protection Program (“PPP”) and were able to offer all of our existing SBA 7(a) borrowers and new clients the opportunity to apply for a PPP loan to assist them in keeping their business and employees intact. As of the close of business on August 4, 2020, NSBF funded $1.15 billion of PPP loans in slightly over four months’ time, which is equivalent to approximately 2 years’ worth of NSBF’s SBA 7(a) production under normal operating circumstances. The PPP is legislatively scheduled to conclude on August 8, 2020, but we are hopeful there will be a third round of PPP funding, which we believe could provide the Company with the opportunity to generate additional income from the continued origination of PPP loans. We anticipate by August 8, 2020 we will have obtained approximately 10,200 new borrowers that obtained either loan approvals, or closed or funded loans through NSBF by borrowing money through the first two rounds of the already-legislated PPP. Additionally, we are hopeful that Congress will authorize the SBA to extend the current six-month term of providing payments of principal and interest on behalf of SBA 7(a) borrowers in regular (accrual) servicing status, for an additional three to six months. As of June 30, 2020, our SBA 7(a) loan portfolio in accrual status was 99.0% current with payments. We are hopeful that bipartisan support for small businesses will continue to provide benefits in both of these areas.”

Mr. Sloane further stated, “We are pleased that NSBF renewed its existing $150.0 million line of credit with Capital One Bank N.A. for a period of three years. As previously announced, NSBF restarted its SBA 7(a) loan program and began accepting applications on June 29, 2020. Throughout the remainder of the year, we

Exhibit 99.1
will continue to participate in the SBA 7(a) loan program in a cautious and measured manner, selectively financing businesses based on the health of their financial statements, forward projections, focusing on companies with a 2- to 3-year operating history, hard collateral assets, pre-Covid-19 cash flows, liquidity to maintain their business and in geographical locations that were least affected by the current pandemic and economic slowdown. We are currently forecasting $150 million of SBA 7(a) loan fundings for the second half of 2020.”

Mr. Sloane concluded, “Our participation in the PPP has enabled us to introduce Newtek’s and its portfolio companies’ lending ecosystem, technology offerings, and financial and business solutions across financing, payment processing, payroll, insurance, and IT solutions to several new alliance partners and clients. Additionally, our portfolio companies’ payment processing business has been recovering sequentially month over month, and its June and July processing volumes are recovering from steep declines in April and May. We believe this is a result of increased consumer spending as local and state economies continue to reopen across the U.S. While it is very challenging to forecast economic opportunities in the immediate future, and it may be difficult to match last year’s financial performance, we are cautiously optimistic about the second half of 2020, as well as the lending environment in 2021, with the potential for additional economic stimulus from the government and this pandemic hopefully in our rearview mirror.”

Investor Conference Call and Webcast

A conference call to discuss second quarter 2020 results will be hosted by Barry Sloane, President, Chairman and Chief Executive Officer, and Chris Towers, Chief Accounting Officer, tomorrow, Thursday, August 6, 2020 at 8:30 a.m. ET. The live conference call can be accessed by dialing (877) 303-6993 or (760) 666-3611.

In addition, a live audio webcast of the call with the corresponding presentation will be available in the ‘Events & Presentations’ section of the Investor Relations portion of Newtek’s website at http://investor.newtekbusinessservices.com/events-and-presentations. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation and will remain available for 90 days following the live presentation.

1Use of Non-GAAP Financial Measures - Newtek Business Services Corp. and Subsidiaries

In evaluating its business, Newtek considers and uses ANII as a measure of its operating performance. ANII includes short-term capital gains from the sale of the guaranteed portions of SBA 7(a) loans and conventional loans, and capital gain distributions from controlled portfolio companies, which are reoccurring events. The Company defines ANII as net investment income (loss) plus net realized gains recognized from the sale of guaranteed portions of SBA 7(a) loan investments, less realized losses on non-affiliate investments, plus or minus loss on lease adjustment, plus the net realized gains on controlled investments, plus or minus the change in fair value of contingent consideration liabilities, plus loss on extinguishment of debt.

The term ANII is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. ANII has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider ANII in isolation, or as a substitute for net investment income, or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, ANII does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools. The Company compensates for these limitations by relying primarily on its GAAP results supplemented by ANII.

2 Amount and timing of dividends, if any, remain subject to the discretion of the Company's Board of Directors.

Exhibit 99.1
About Newtek Business Services Corp.

Newtek Business Services Corp., Your Business Solutions Company®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business and financial solutions under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to SMB relationships across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.

Newtek® and Your Business Solutions Company®, are registered trademarks of Newtek Business Services Corp.

Note Regarding Forward Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” “goal” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Camuto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (In Thousands, except for Per Share Data)
	June 30, 2020	December 31, 2019
ASSETS	(Unaudited)
Investments, at fair value
SBA unguaranteed non-affiliate investments (cost of $423,554 and $429,697, respectively; includes $341,707 and $364,063, respectively, related to securitization trusts)	$404,937	$417,223
SBA guaranteed non-affiliate investments (cost of $19,881 and $23,345, respectively)	21,151	25,004
Controlled investments (cost of $123,705 and $107,300, respectively)	221,351	215,817
Non-control/affiliate investments (cost of $1,000 and $1,000, respectively)	1,000	1,000
Total investments at fair value	648,439	659,044
Cash	13,385	1,762
Restricted cash	40,213	31,445
Broker receivable	—	51,173
Due from related parties	5,274	2,972
Servicing assets, at fair value	25,511	24,411
Right of use assets	7,454	7,990
Other assets	25,781	18,614
Total assets	$766,057	$797,411

LIABILITIES AND NET ASSETS
Liabilities:
Bank notes payable	$23,640	$30,000
Notes due 2023 (par: $57,500 as of June 30, 2020 and December 31, 2019)	56,269	56,035
Notes due 2024 (par: $63,250 as of June 30, 2020 and December 31, 2019)	61,563	61,354
Notes payable - Securitization trusts (par: $246,931 and $276,637 as of June 30, 2020 and December 31, 2019)	243,126	272,376
Dividends payable	11,685	—
Notes payable - related parties	—	12,163
Due to related parties	804	131
Lease liabilities	9,296	9,897
Deferred tax liabilities	9,465	12,405
Accounts payable, accrued expenses and other liabilities	22,763	20,824
Total liabilities	438,611	475,185

Commitment and contingencies
Net assets:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 200,000 shares, 20,905 and 20,530 issued and outstanding, respectively)	418	411
Additional paid-in capital	297,836	289,963
Accumulated undistributed earnings	29,192	31,852
Total net assets	327,446	322,226
Total liabilities and net assets	$766,057	$797,411
Net asset value per common share	$15.66	$15.70

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In Thousands, except for Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Investment income
From non-affiliate investments:
Interest income - PPP loans	$34,657	$—	$34,657	$—
Interest income - SBA 7(a) loans	6,189	7,034	13,511	14,051
Servicing income	2,777	2,503	5,492	4,931
Other income	303	1,566	1,209	2,487
Total investment income from non-affiliate investments	43,926	11,103	54,869	21,469
From non-control/affiliate investments:
Dividend income	20	28	40	59
From controlled investments:
Interest income	480	218	937	435
Dividend income	2,268	2,800	6,650	5,950
Total investment income from controlled investments	2,748	3,018	7,587	6,385
Total investment income	46,694	14,149	62,496	27,913
Expenses:
Salaries and benefits	3,740	3,484	7,187	7,072
Interest	4,604	4,712	9,788	9,447
Depreciation and amortization	104	124	219	253
Professional fees	1,207	643	2,171	1,627
Origination and loan processing	2,722	2,128	4,546	3,781
Origination and loan processing - related party	3,095	2,471	5,733	4,659
Change in fair value of contingent consideration liabilities	—	9	54	55
Other general and administrative costs	1,475	1,657	3,333	3,084
Total expenses	16,947	15,228	33,031	29,978
Net investment income (loss)	29,747	(1,079)	29,465	(2,065)
Net realized and unrealized gains (losses):
Net realized gain (loss) on non-affiliate investments - SBA 7(a) loans	(1,214)	12,051	3,299	21,395
Net unrealized depreciation on SBA guaranteed non-affiliate investments	(200)	(382)	(383)	(312)
Net unrealized (depreciation) appreciation on SBA unguaranteed non-affiliate investments	(1,633)	(4,572)	(6,144)	(1,943)
Net unrealized (depreciation) appreciation on controlled investments	(82)	4,865	(10,871)	2,918
Change in deferred taxes	29	(1,294)	2,940	(765)
Net unrealized (depreciation) appreciation on servicing assets	(1,180)	(911)	(92)	(1,467)
Net realized and unrealized gains (losses)	$(4,280)	$9,757	$(11,251)	$19,826
Net increase in net assets resulting from operations	$25,467	$8,678	$18,214	$17,761
Net increase in net assets resulting from operations per share	$1.22	$0.45	$0.88	$0.93
Net investment income (loss) per share	$1.42	$(0.06)	$1.42	$(0.11)
Dividends and distributions declared per common share	$0.56	$0.46	$1.00	$0.86
Weighted average number of shares outstanding	20,893	19,113	20,815	19,058

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES-
ADJUSTED NET INVESTMENT INCOME RECONCILIATION:

	Three months ended		Three months ended
(in thousands, except per share amounts)	June 30, 2020	Per share	June 30, 2019	Per share
Net investment loss	$29,747	$1.42	$(1,079)	$(0.06)
Net realized gain on non-affiliate investments - SBA 7(a) loans	(1,214)	(0.06)	12,051	0.63
Loss on lease	—	—	(26)	(0.00)
Change in fair value of contingent consideration liabilities	—	—	9	0.00
Adjusted Net investment income	$28,533	$1.37	$10,955	$0.57

	Six months ended		Six months ended
(in thousands, except per share amounts)	June 30, 2020	Per share	June 30, 2019	Per share
Net investment loss	$29,465	$1.42	$(2,065)	$(0.11)
Net realized gain on non-affiliate investments - SBA 7(a) loans	3,299	0.16	21,395	1.12
Loss on lease	—	—	(105)	(0.01)
Change in fair value of contingent consideration liabilities	54	0.00	55	0.00
Adjusted Net investment income	$32,818	$1.58	$19,280	$1.01

Note: Amounts may not foot due to rounding